Exhibit 6.1

FIRST AMENDMENT TO AMENDED AND RESTATED

JOINT VENTURE AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED JOINT VENTURE AGREEMENT (this “Amendment”) is made and entered into this 2nd day of October, 2018, by and among CENTENE CORPORATION, a Delaware corporation (“Centene”), CENTENE HEALTH PLAN HOLDINGS, INC., a Delaware corporation (“Centene Sub”), NORTH CAROLINA MEDICAL SOCIETY, a North Carolina non-profit corporation (“NCMS” and together with Centene, the “Founders” and each a “Founder”), and CAROLINA COMPLETE HEALTH NETWORK, INC., a Delaware corporation (“Network Sub” and, together with Centene Sub and the Founders, each a “Party” and collectively, the “Parties”).

WHEREAS, the Parties entered into the Amended and Restated Joint Venture Agreement dated August 25, 2017 (the “Original Agreement”);

WHEREAS, the Parties desire to waive or modify certain provisions of the Original Agreement;

WHEREAS, the Original Agreement may be amended by an instrument in writing signed by each Party.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the Parties set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. Defined Terms. Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to such terms in the Original Agreement.

2. Amendments to the Original Agreement.

(a) Section 9.1(c)(iii) of the Original Agreement provides Centene with a right of termination if the Plan Network fails to meet the Provider Participation Requirements by the Submission Deadline. The Submission Deadline has not yet occurred. The Parties hereby amend the Original Agreement to delete Section 9.1(c)(iii).

(b) Section 8.4(d) provides that satisfaction by the Plan Network of the Provider Participation Requirements at least ten (10) Business Days prior to the Submission Deadline is a condition precedent to the Closing. The Parties hereby amend the Original Agreement by deleting Section 8.4(d) in its entirety and replacing it with the following: “on or prior to the date which is ten (10) Business Days prior to the Closing Date, the Plan Network shall have satisfied the Provider Participation Requirements;”.

(c) The Parties desire to extend the deadline for achieving the Investor Threshold to a date later than the Subscription Deadline as provided in the Original Agreement. The Parties hereby amend the Original Agreement by deleting the definition of “Subscription Deadline” in its entirety and replacing it with the following definition: “ “Subscription Deadline” shall mean June 30, 2019”.

(d) Section 9.1(b)(iii) of the Original Agreement establishes an outside date for Closing of March 31, 2019. Due to the extension of the deadline for achieving the Investor Threshold, the Parties hereby amend Section 9.1(b)(iii) to change “March 31, 2019” to read “September 30, 2019”.

(e) The Parties acknowledge that Centene and its Affiliates are offering Centene’s Ambetter exchange product in certain markets within North Carolina (the “Marketplace Initiative”). As part of the Marketplace Initiative, Centene will provide Network Sub with an option to acquire up to twenty percent (20%) of the Marketplace Initiative on terms and conditions to be determined by the Parties. In consideration of the foregoing, Network Sub and NCMS waive any restrictions under the Original Agreement and the other Transaction Documents that would require that the Marketplace Initiative be owned directly by PlanCo instead of by another Affiliate of Centene.

3. Ratification of the Original Agreement. Other than as expressly set forth in this Amendment, the Original Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

4. Counterparts. This Amendment may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument. Signatures delivered by facsimile, electronic mail or in portable document format (“pdf”) shall be binding for all purposes hereof.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first set forth above.

NORTH CAROLINA MEDICAL SOCIETY		CENTENE CORPORATION

By:	/s/ Robert W. Seligson	By:	/s/ Brent D. Layton
	Robert W. Seligson		Brent D. Layton
	Executive Vice President and Chief Executive Officer		Executive Vice President -- Business Development and Chief Business Development Officer

CAROLINA COMPLETE HEALTH NETWORK, INC.		CENTENE HEALTH PLAN HOLDINGS, INC.

By:	/s/ Jeffrey W. Runge	By:	/s/ Brent D. Layton
	Jeffrey W. Runge		Brent D. Layton
	Chief Executive Officer		President

Signature Page to First Amendment to Amended and Restated Joint Venture Agreement